Exhibit 99.1

NEWS RELEASE

Sonus Pharmaceuticals Announces $14.2 Million Private Placement Financing

BOTHELL, Washington – July 29, 2003 – Sonus Pharmaceuticals, Inc. (Nasdaq:SNUS) today announced that it has raised $14.2 million in gross proceeds (approximately $13.1 million in net proceeds after expenses) through the private placement of 3.9 million newly issued shares of Sonus common stock to several new and current institutional shareholders at a purchase price of $3.56 per share. For an additional $0.125 per underlying share, the investors also purchased 1.95 million five-year warrants with an exercise price of $4.09 per share. Punk Ziegel & Company acted as the placement agent for the financing.

“We are pleased to have the support and confidence of the excellent group of investors participating in this financing. Raising these funds provides us with greater flexibility to accelerate initiation of the late-stage clinical studies for our lead cancer product, TOCOSOL™ Paclitaxel, and to continue to advance other products in our pipeline,” said Michael A. Martino, President and Chief Executive Officer of Sonus Pharmaceuticals.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

About Sonus Pharmaceuticals

Sonus is developing a number of potential product candidates for the treatment of cancer and other serious diseases utilizing its proprietary TOCOSOL drug delivery technology. The development of therapeutic drugs with the TOCOSOL technology may result in products that can be delivered more safely and effectively. The Company’s news releases and other information are available on the Sonus web site at www.sonuspharma.com.

About TOCOSOL Paclitaxel

TOCOSOL Paclitaxel is a ready-to-use formulation of paclitaxel, one of the world’s most widely prescribed anticancer drugs. TOCOSOL Paclitaxel does not require reconstitution, dilution or preparation as with the currently marketed paclitaxel products and other paclitaxel formulations

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under development. In clinical studies to date, TOCOSOL Paclitaxel is demonstrating favorable anti-tumor activity in cancer patients who have failed prior chemotherapeutic regimens. The product is also showing excellent tolerability over multiple treatment cycles, and as a result, most patients do not need to have doses reduced or delayed. TOCOSOL Paclitaxel is administered to patients in a short 15-minute infusion, compared to the prolonged three-hour infusion required with available paclitaxel products.

Contact: Pamela L. Dull, Investor Relations Manager, Sonus Pharmaceuticals, (425) 487-9500.

Forward-looking Statements

Certain statements made in this press release are forward-looking such as those, among others, relating to the development of drug delivery products and potential applications for these products. As discussed in the Sonus Pharmaceuticals Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2003, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: the Company’s products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; risks that clinical studies with TOCOSOL Paclitaxel will not be successful or demonstrate increased efficacy; risks of successful development of additional drug delivery products; variability of quarterly operating results, primarily due to timing and costs of clinical trials; risks that the Company will not receive any future collaborative partner payments or other external financing on acceptable terms or at all.

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